Exhibit 10.5

January 2009

TVA LONG-TERM
DEFERRED COMPENSATION PLAN

Purpose:

The TVA Long Term Deferred Compensation Plan (“Plan”) is designed to provide long-term incentives to executives to encourage them to stay with TVA and to provide competitive levels of total compensation to such executives.  This Plan will also assist in the recruitment of top executive talent for TVA by providing an opportunity for significant additional tax deferred compensation.  As in other corporations, deferred compensation can be an integral part of a total compensation package.

Eligibility:

The Board of Directors, the Chief Executive Officer (“CEO”), or their delegatees, approve the participants in the Plan in accordance with then existing delegations of authority (“Participants”).

Procedures:

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TVA enters into a deferral agreement with each Participant (a “Deferral Agreement”) under which deferred compensation credits (“Credits”) are made to an account in the Participant’s name (each, an “Account”).  Credits are made on an annual or other periodic basis for an established period of time, as specified in the Deferral Agreement, after which the Participant vests in the full amount in the Participant’s Account, including interest or return as provided below.

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The Participant must be employed with TVA at the time of the expiration of the Deferral Agreement, or no payment under this Plan will be made by TVA to the Participant pursuant to the Deferral Agreement, and all Credits, and any interest or return on such Credits, in the Participant’s Account will be forfeited.  This will not apply in the event TVA terminates the Participant’s employment without cause through no act or delinquency of the Participant or in the event of the Participant’s death in service, in which cases the Participant will become vested in the Account balance at the time of termination or death.  In the event of death in service, the Participant’s Account balance shall be paid in a lump sum to the Participant’s designated beneficiary, or in the absence of any such designation, to the Participant’s estate, by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death.

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Each Participant’s Account will receive interest on the same basis as interest is calculated under the TVA Deferred Compensation Plan.  In lieu of interest, each Participant may elect to have all or a portion of the Participant’s Account adjusted by the return tied to one or more mutual funds selected by the Participant under the same conditions as are contained in the TVA Deferred Compensation Plan.

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The entire vested amount in the Participant’s Account will be paid to the Participant in a lump sum within sixty (60) days following the expiration of the Deferral Agreement, unless the Participant elects, within thirty (30) days following the date the Deferral Agreement is entered into, to further defer receipt of vested amounts by having the vested Account balance upon expiration of the Deferral Agreement credited to an account in the Participant’s name in the TVA Deferred Compensation Plan.  Deferred amounts will be paid out upon the Participant’s Separation from Service in either a lump sum or in 5 or 10 annual installments, as chosen by the Participant at the time of election.

For purposes of the above paragraph, Separation from Service means the term “separation from service” as defined in 26 CFR §1.409A-1(h) of the Internal Revenue Code section 409A final regulations.

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Under certain Deferral Agreements with Participants in key positions within TVA, TVA will vest the Participant in certain Credits at the time the Credit is made to the Participant’s Account.  In the event a Credit vests upfront on the effective date of the Deferral Agreement or within twelve (12) months following the effective date of the Deferral Agreement, TVA will specify within the terms of the Deferral Agreement how the Credit(s) will be paid to the Participant (lump sum within sixty (60) days following the expiration of the Deferral Agreement or upon Separation from Service in either a lump sum or in 5 or 10 annual installments), and the Participant shall not have a deferral election with respect to such Credits.

Administration:

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Approvals regarding the terms of Deferral Agreements under the Plan for each Participant, such as the duration of the Deferral Agreements and the amount and number of Credits, will be made in accordance with the TVA Compensation Plan and the delegations thereunder.

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The Vice President, Human Resources, shall have sole and exclusive responsibility for resolving any dispute regarding this Plan or a Deferral Agreement.  The decisions of the Vice President, Human Resources, in all matters pertaining to the Plan’s operation shall be final and conclusive as to all parties.

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TVA shall maintain each Participant’s Account and credit to each Account the Credits, interest, return, and other such amounts as may be approved or elected pursuant to this Plan.  TVA shall make payments to Participants (and their beneficiaries, as applicable) pursuant to this Plan, applicable Deferral Agreements, and the TVA Deferred Compensation Plan.

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Nothing contained in this Plan or any Deferral Agreement shall be construed as conferring upon any Participant the right to continue in the employment of TVA as an executive or employee or in any other capacity.

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Nothing contained in this Plan or any Deferral Agreement and no action taken pursuant to the provisions of this Plan or any Deferral Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between TVA and any Participant, designated beneficiary or any other person.

•
No transfer, assignment, pledge, seizure, or other voluntary or involuntary alienation or encumbrance of any benefit provided under this Plan or any Deferral Agreement will be permitted or recognized other than as specifically provided in this Plan.

•	The above paragraph notwithstanding, TVA may offset amounts owed to it by a Participant against any amounts payable to a Participant under this Plan or any Deferral Agreement.

Amendments:

This Plan may be amended or terminated by the Board, or its delegatee, at any time as it deems appropriate without the consent of any Participant, beneficiary, or other person; provided, however, that if the Board, or its delegatee, elects to terminate the Plan, any Credits already made under then current Deferral Agreements to Participants’ Accounts as of the date of termination, including any interest and/or return as calculated pursuant to this Plan, will vest and be paid to the Participants either (i) in a lump sum within sixty (60) of the termination of the Plan or (ii) pursuant to the Participant’s valid deferral election, as appropriate.

Compliance with Section 409A:

At all times, to the extent Internal Revenue Code Section 409A and its implementing regulations (collectively, “Section 409A”) applies to amounts deferred under this Plan: (a) this Plan and all Deferral Agreements shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board, or its delegatee, and the Participants, shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in this Plan or a Deferral Agreement that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan or any Deferral Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Plan and such Deferral Agreement shall be administered in all respects as if such provision were expressly set forth herein.